Exhibit 10.19

OLD POINT FINANCIAL CORPORATION
TIME-BASED RESTRICTED STOCK AGREEMENT

Granted July 11, 2017

This Time-Based Restricted Stock Agreement (this "Agreement") is entered into as of July 11, 2017 (the "Award Date") pursuant to Article VII of the Old Point Financial Corporation 2016 Incentive Stock Plan (the "Plan") and evidences the grant of Restricted Stock and the terms, conditions and restrictions pertaining thereto (the "Award") to Jeffrey W. Farrar (the "Participant").

WHEREAS, Old Point Financial Corporation (the "Company") maintains the Plan under which the Committee or the Board may, among other things, award shares of the Company's common stock (the "Stock") to such key employees of the Company and its Subsidiaries as the Committee or the Board may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Participant a restricted stock award conditioned upon the execution by the Company and the Participant of this Agreement setting forth all the terms and conditions applicable to such award;

NOW, THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its subsidiaries by the Participant and of the covenants contained herein, the parties hereby agree as follows:

1.
Award of Shares.  Under the terms and conditions of the Plan, the Committee has awarded to the Participant a restricted stock award as of the Award Date covering 2,245 shares of Stock (the "Award Shares"), subject to the terms, conditions and restrictions set forth in this Agreement.

2.	Period of Restriction and Vesting in the Award Shares.

(a)
Subject to earlier vesting or forfeiture as provided below, the period of restriction (the "Period of Restriction") applicable to each portion of the Award Shares is the period from the Award Date through the applicable date provided below, provided the Participant's employment with the Company or its Subsidiaries continues through such date:

Vesting Date	Percent of Award Shares Vesting (in each case, rounded down to a whole share, with the balance on the final installment)
June 1, 2019	67%
June 1, 2020	33%

(b)	Notwithstanding any other provision of this Agreement to the contrary:

(i)
If the Participant's employment with the Company and its subsidiaries is terminated during the Period of Restriction due to his death or Disability (as determined by the Committee in its sole discretion), any remaining Period of Restriction applicable to the Award Shares at the date of such termination of employment shall automatically terminate and such Award Shares shall be free of restrictions and freely transferable as of such date.

(ii)
If the Participant's employment with the Company and its subsidiaries is terminated during the Period of Restriction due to retirement (as defined in the applicable Company policy on the Award Date) with the consent of the Committee or its delegee ("Retirement"), then, provided either (i) upon such Retirement the Participant will be subject to a non-competition covenant pursuant to an existing agreement with the Company or a subsidiary or (ii) the Participant executes and delivers to the Company, no later than the date of such Retirement, a non-competition agreement in a form acceptable to the Company, any remaining Period of Restriction applicable to the Award Shares at the date of such termination of employment shall automatically terminate and such Award Shares shall be free of restrictions and freely transferable as of such date.

(iii)
If the Participant's employment with the Company and its subsidiaries is involuntarily terminated during the Period of Restriction or if the Participant resigns employment with the Company and its subsidiaries for Good Reason, in each case not occurring in connection with a Change in Control, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all unvested Award Shares otherwise provided in Section 6 and provide for such vesting as it deems appropriate subject to such new restrictions, if any, applicable to the Award Shares as it deems appropriate.

(iv)
If a "Change in Control" of the Company occurs during the Period of Restriction and the Participant has remained in employment with the Company or any of its subsidiaries through the date such "Change in Control" occurs, any remaining Period of Restriction applicable to the Award Shares at the date such Change in Control occurs shall automatically terminate and such Award Shares shall be free of restrictions and freely transferable as of such date.

(c)
Except as contemplated in Section 2(a) or 2(b), the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during the Period of Restriction;  provided, however, that this Section 2(c) shall not prevent transfers by will or by the applicable laws of descent and distribution.

3.
Stock Certificates.  The Award Shares shall be registered on the Company's stock transfer books in the name of the Participant in book-entry or electronic form or in certificated form as determined by the Committee.  If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the Period of Restriction terminates and such Award Shares become transferable or are forfeited hereunder.

Any Award Shares issued in book-entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Old Point Financial Corporation 2016 Incentive Stock Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a restricted stock agreement dated July 11, 2017.  A copy of the Plan, such rules and procedures, and such restricted stock agreement may be obtained from the Human Resource Director of Old Point Financial Corporation.

4.	Voting Rights. During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares.

5.
Dividends and Other Distributions.  During the Period of Restriction, the Participant shall be entitled to receive all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions that are paid in shares of Stock).  If, during the Period of Restriction, any dividends or distributions paid with respect to the Award Shares are paid in shares of Stock, such shares shall be registered in the name of the Participant and, if issued in certificated form, deposited with the Company as provided in Section 3, and such shares shall be subject to the same restrictions on vesting and transferability as the Award Shares with respect to which they were paid.

6.
Forfeiture on Termination of Employment.  If the Participant's employment with the Company and its subsidiaries ceases prior to the end of the Period of Restriction and Paragraph 2(b) does not apply or has not applied, then any Award Shares subject to restrictions at the date of such termination of employment shall be automatically forfeited to the Company upon the date of such termination of employment.   For purposes of this Agreement, transfer of employment among the Company and its subsidiaries shall not be considered a termination of employment.

7.
Employment.  Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or its subsidiaries or in any way affect the Company's right to terminate Participant's employment without prior notice at any time for any or no reason (subject to the terms of any employment agreement between the Participant and the Company or a subsidiary).

8.
Withholding Taxes.  The Company or any of its subsidiaries shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares, provided that the Company or a subsidiary shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements unless the Participant has elected to have an additional amount (up to the maximum allowed by law) withheld.  At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and to withhold any distribution in whole or in part until the Company is so reimbursed.  In accordance with procedures established by the Committee, the Participant or any successor in interest is authorized to deliver shares of Stock having a Fair Market Value on the date that the amount of tax to be withheld is to be determined and cancel any such shares so delivered in order to satisfy the Company's withholding obligations.  In accordance with procedures established by the Committee, the Participant or any successor in interest is also authorized to elect to have the Company retain and withhold shares of vesting Stock having a Fair Market Value on the date that the amount of tax to be withheld is to be determined and cancel any such shares so withheld in order to satisfy the Company's withholding obligations.  In the event the Participant does not deliver or elect to have the Company retain and withhold shares of Stock as described in this Section 8, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company or a subsidiary to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes.

9.
Administration.  The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement.  All such Committee determinations shall be final, conclusive and binding upon the Company and the Participant.

10.	Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Old Point Financial Corporation
Attention: Human Resource Director
101East Queen Street
Hampton, VA 23669

Any notice to the Participant required under or relating to this Agreement shall be in writing and addressed to the Participant at the Participant's address as it appears on the records of the Company.

11.	Governing Law. This Agreement shall be construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia.

12.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties.

13.
Entire Agreement; Amendment and Termination.  This Agreement contains the entire understanding of the parties.  No amendment or termination of this Agreement that would be adverse to the rights of the Participant shall be made by the Board, the Committee or the Plan Administrator at any time without the written consent of the Participant.  No amendment or termination of the Plan will adversely affect the right, title and interest of the Participant under this Agreement or to the Award granted hereunder without the written consent of the Participant.

14.
Severability.  The various provisions of this Agreement are severable in their entirety.  Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

16.	Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Participant, and the Participant acknowledges receipt thereof.

17.
Clawback Provision. As a condition of receiving the Award, the Participant acknowledges and agrees that the Participant's rights, payments and benefits with respect to the Award Shares shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Stock is then listed or reported or the terms of any recoupment, clawback or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of the Award Shares or any shares of Stock or other cash or property received with respect to the Award Shares.  Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Committee, the Participant agrees that such repayment may, in the discretion of the Committee, be accomplished by withholding of future compensation to be paid to the Participant by the Company.  Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner that complies with Code Section 409A.

To evidence its grant of the Award and the terms, conditions and restrictions thereof, the Company has signed this Agreement as of the Award Date. This Agreement shall not become legally binding unless the Participant has signed this Agreement no later than the thirtieth (30th) day after the Award Date (or such later date as the Chairman of the Committee may accept).  If the Participant fails to timely sign this Agreement, the Award shall be cancelled and forfeited ab initio.

OLD POINT FINANCIAL CORPORATION	PARTICIPANT

/s/ Robert F. Shuford, Sr.
Robert F. Shuford, Sr.	Jeffrey W. Farrar
Chairman of the Board
President & Chief Executive Officer

July 11, 2017
Date	Date